AMENDMENT NO. 3
                               to
             FOURTH AMENDED AND RESTATED REVOLVING
                 CREDIT AND SECURITY AGREEMENT
                  dated as of October 20, 1995


          THIS AMENDMENT NO. 3 dated as of March 15, 1996 is made by and among Synthetic Industries, Inc., a Delaware corporation (the "Borrower"), The First National Bank of Boston ("Bank of Boston"), Sanwa Business Credit Corporation ("Sanwa") and SouthTrust Bank of Georgia, N.A. ("SouthTrust" and together with Bank of Boston and Sanwa, the "Lenders"), and Bank of Boston as agent (the "Agent") for the Lenders.

                     Preliminary Statements

          The Borrower, the Lenders and the Agent are parties to a Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
October 20, 1995, as amended by Amendment No. 1 dated as of December 1, 1995 and Amendment No. 2 dated as of February 14, 1996 (the "Credit Agreement"; terms defined therein and not otherwise defined herein being used herein as therein defined).

          The Borrower has requested, and the Lenders and the Agent have agreed, upon and subject to the terms, conditions and provisions of this Amendment, to amend certain provisions of the Credit Agreement.

          NOW, THEREFORE, in consideration of the Credit Agreement, the Loans made by the Lenders and outstanding thereunder, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Amendments to Credit Agreement. The Credit Agreement is hereby amended, subject to the provisions of Section 3 hereof, by

          (a)       amending Section 10.1 Financial Ratios by

               (i) amending subsection (a) Working Capital thereof in its entirety to read as follows:

                    (a) Working Capital. The ratio of Working Capital Assets of the Borrower and its Consolidated Subsidiaries to Working Capital Liabilities of the Borrower and its Consolidated Subsidiaries to be less than 2.00 to 1 at any time after the Effective Date, OTHER THAN as measured at month-end of May and November when such ratio shall not be less than 1.8 to 1;

               (ii) amending subsection (b) Total Interest Coverage thereof by amending clause (i) thereof to read in its entirety as follows:

                    (i) on the last day of any month ending after the Effective Date and on or before August 31, 1996 to be less than 1.75 to 1, OTHER THAN on the last day of March 1996 and April 1996 when such ratio shall not be less than 1.65 to 1;

               (iii) amending subsection (c) Total Debt Service Coverage thereof by amending clause (i) thereof in its entirety to read as follows:

                    (i) 1.40 to 1 for any period of four consecutive fiscal quarters ending after the Effective Date and on or before December 31, 1995 or 1.30 to 1 for the period of four consecutive fiscal quarters ending March 31, 1996;

          2. Waiver. Subject to the provisions of Section 3 hereof, the Lenders and the Agent hereby waive compliance and the effect of noncompliance by the Borrower with the provisions of Section 10.1(b) of the Credit Agreement as of the last day of the month of February 1996.

          3. Effectiveness of Amendment. This Amendment shall become effective as of the date hereof upon receipt by the Agent of the following, each n form and substance satisfactory to the Agent:

          (a) at least seven copies of this Amendment, each duly executed and delivered by the Borrower and the Majority Lenders,

          (b) a certificate of the president or chief financial officer of the Borrower to the effect that after giving effect to this Amendment, (i) all representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Amendment, and (ii) no Default or Event of Default has occurred and is continuing, and such statements shall be true, and

          (c) such other documents, instruments and certificates as the Agent may reasonably request in connection with the transactions contemplated by this Amendment.

          4. Effect of Amendment. From and after the effectiveness of this Amendment, all references in the Credit Agreement and in any other Loan Document to "this Agreement," "the Credit Agreement," "hereunder," "hereof" and words of like import referring to the Credit Agreement, shall mean and be references to the Credit Agreement as amended by this Amendment. Except as expressly amended hereby, the Credit Agreement and all terms, conditions and provisions thereof remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          5.        Counterpart Execution; Governing Law.

          (a) Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

          (b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.



          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   SYNTHETIC INDUSTRIES, INC.



   [Corporate Seal]                By:  Leonard Chill
                                      Name: Leonard Chill
ATTEST:                               Title: President


__Joseph Sinicropi____
[Assistant] Secretary
                                   THE FIRST NATIONAL BANK OF
BOSTON, as the Agent and as
                                   a Lender


                                   By:William C. Purinton
                                      William C. Purinton
                                      Vice President


                                   SANWA BUSINESS CREDIT
                                     CORPORATION


                                   By   Peter L. Skavla
                                      Name:  Peter L. Skavla
                                      Title: Vice President


                                   SOUTHTRUST BANK OF GEORGIA,
                                     N.A.


                                   By:   Melinda M. Bergbom
                                       Melinda M. Bergbom
                                       Vice President